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Mesa Energy Holdings, Inc. Names Nicholas A. Spano, Former New York Senator, to the Advisory Board

Press Release Source: Mesa Energy Holdings, Inc. On Monday March 29, 2010, 8:30 am EDT

DALLAS--(BUSINESS WIRE)--Mesa Energy Holdings, Inc. (the “Company”) (OTCBB: MSEH.OB), an exploration stage oil and gas exploration and production company with a focus on the Marcellus Shale in western New York, announced today that Nicholas A. Spano, former New York Senator, has been named to the Company's Advisory Board. Senator Spano brings to the Company over 27 years of experience as a New York political leader and advocate for New York related matters.

“We welcome Senator Spano to our Advisory Board," said CEO of Mesa Energy Holdings, Inc., Randy M. Griffin. "With his strong background as a former New York State Senator and Assemblyman, he is a recognized authority in political issues. His support and guidance will be invaluable."

"I look forward to providing Randy with support and strategic guidance as he commences drilling activities in western New York," said Nicholas A. Spano. "With the Marcellus Shale in our backyard, there are great opportunities for the State to benefit from the Company's activities. The Company intends to develop and produce natural gas in western New York which can potentially provide the local region with new jobs, tax dollars and a supply of natural gas."

As New York State Assemblyman (between 1979 and 1986), Mr. Spano served as chief executive of the Office of General Services (OGS), a large State agency that provides a broad range of support services that facilitate the operations of State government and that assist local governments, public authorities, public and private agencies. He ensured OGS provided government and nonprofit agencies with innovative solutions, integrated service, and best value, enabling the State of New York to function optimally.

In 1986, Mr. Spano was elected to New York State Senate as Senior Assistant Majority Leader. He also held various positions including Chairman of the Senate’s powerful Committee on Investigations and Government Operations; and Chairman of the Committees on Labor, Mental Health and Developmental Disabilities. Senator Spano represented District 35 in the New York State Senate until 2006.

Since retiring from the New York State Senate in 2006, Senator Spano has maintained his vast network of relationships with New York political and business leaders. Today he serves as president of Empire Strategic Planning, an experienced lobbying and government relations firm specializing in state and local advocacy in New York. He is also an Executive Director of Rand Commercial Services, a full service real estate financial institution with expertise in commercial and investment real estate.

Senator Spano is a member of the Richmond Children’s Center, Westchester Mental Health Association and Enrico Fermi Educational Foundation. He received a B.A. in Political Science at Iona College in New Rochelle, New York.

About Mesa Energy Holdings, Inc.

Headquartered in Dallas, TX, Mesa Energy Holdings, Inc. is a growth-oriented, exploration stage oil and gas exploration and production (E&P) company with a definitive focus on growing reserves and net asset value per share, primarily through the development of highly diversified, multi-well developmental and defined-risk exploratory drilling opportunities and the acquisition of solid, long-term existing production with enhancement potential. Although the Company is constantly evaluating opportunities in the nation’s most productive basins, the Company’s primary focus is currently on the Devonian Black (Marcellus) shale in the northern Appalachian Basin in western New York.

More information about the Company may be found at http://mesaenergy.us.

Forward-Looking Statements

Certain statements in this news release, which are not historical facts, are forward-looking statements. These statements are subject to risks and uncertainties. Words such as "expects", "intends", "plans", "may", "could", "should", "anticipates", "likely", "believes" and words of similar import also identify forward-looking statements. Forward-looking statements are based on current facts and analyses and other information that are based on forecasts of future results, estimates of amounts not yet determined and assumptions of management. Actual results may differ materially from those currently anticipated due to a number of factors which may be beyond the reasonable control of the Company, including, but not limited to, the Company’s ability to locate and acquire suitable interests in oil and gas properties on terms acceptable to the Company, the availability and pricing of additional capital to finance operations and leasehold acquisitions, the viability of the shale gas fields in the Appalachian Basin in western New York and the gas sands of eastern Oklahoma, the ability of the Company to build and maintain a successful operations infrastructure, government regulation, the intensity of competition and changes and volatility in energy prices. Readers are urged not to place undue reliance on the forward-looking statements, which speak only as of the date of this release. We assume no obligation to update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this release. Additional information on risks and other factors that may affect the business and financial results of the Company can be found in the filings of the Company with the U.S. Securities and Exchange Commission at http://cts.businesswire.com/ct/CT?id=smartlink&url=http%3A%2F%2Fwww.sec.gov&esheet=6230147&lan=en_US&anchor=www.sec.gov&index=3&md5=d3c98c1aeaeae81ec0cc8798f3853c50.

Contact:

Mesa Energy Holdings, Inc.
972-490-9595
IR@mesaenergy.us